EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Industrial Holdings, Inc.

     We consent to the use in Form 8-K dated August 1999, of Industrial Holdings, Inc. of our report dated January 22, 1998, on the financial statements of WHIR Acquisition, Inc. dba Ameritech Fastener Manufacturing, Inc.

WEINSTEIN, SPIRA & COMPANY, P.C.

Houston, Texas
August 13, 1999